Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following supplemental pro forma information of Sequential Brands Group, Inc. (the “Company”) is presented for informational purposes only, as an aid to understanding the entities’ combined financial results. This unaudited pro forma condensed combined financial information should not be considered a substitute for the historical financial information prepared in accordance with generally accepted accounting principles (“GAAP”), as presented in the Company’s filings on Form 10-Q and Form 10-K and other filings with the Securities and Exchange Commission. The unaudited pro forma condensed combined financial information disclosed in this report is for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or of the Company’s future consolidated results of operations.

On July 1, 2016, the Company, and SBG-Gaiam Holdings, LLC (formerly known as Stretch & Bend Holdings, LLC), a newly formed Delaware limited liability company and subsidiary of the Company (“SBH”), acquired of all of the equity interests in Gaiam Brand Holdco, LLC (“Gaiam Brand Company”) from Gaiam, Inc. for an aggregate purchase price of approximately $147.6 million. The Company has accounted for the acquisition as a business combination in accordance with Financial Accounting Standards Board Accounting Standards Codification 805 Business Combinations.

The unaudited pro forma condensed combined financial information is based on the preliminary information available and management’s preliminary valuation of the fair values of intangible assets acquired at the acquisition date. A final determination of these estimated fair values will be made in due course. The finalization of the Company’s acquisition accounting assessment may result in changes to the valuation of assets acquired, particularly in regards to indefinite-lived intangible assets, which could be material.

The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with historical consolidated financial statements and related notes of the Company, which are included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and its Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2016, as previously filed with the Securities and Exchange Commission, and the historical financial information of Gaiam Brand Company as of and for the year ended December 31, 2015 and the three months ended March 31, 2016, which are filed as Exhibit 99.2 of this Current Report on Form 8-K/A to which this is an exhibit. The unaudited pro forma condensed combined balance sheet as of March 31, 2016, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and the three months ended March 31, 2016, are presented herein.

The unaudited pro forma combined balance sheet gives effect to the acquisition as if it occurred on March 31, 2016.  The unaudited combined condensed statements of operations for the three months ended March 31, 2016 and the year ended December 31, 2015 give effect to the acquisition as if it occurred on January 1, 2015.

The unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined balance sheet as of March 31, 2016, gives effect to the preliminary aggregate purchase price allocation of approximately $147.6 million. Please refer to the Preliminary Purchase Price Allocation table below. In addition, acquisition-related costs of $3.4 million representing legal, accounting and other costs incurred in connection with the transaction are included in accumulated deficit. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and the three months ended March 31, 2016, give effect to additional interest expense related to the incremental financing required.

Preliminary Purchase Price Allocation - Gaiam Brand Holdco, LLC	(in thousands)

Total consideration paid	$147,587

Allocated to:
Goodwill	$1,887
Trademarks	145,700
$147,587

The Company and Gaiam Brand Holdco, LLC have elected to treat the acquisition as an asset acquisition under section 338(h)(10) of the United States Internal Revenue Service tax code. As such, the Company is not required to record a deferred tax liability in connection with the acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2016

(in thousands, except share and per share data)

	Sequential Brands Group, Inc.	Gaiam Brand Holdco, LLC	Pro Forma Adjustments				Pro Forma
	3/31/16 Historical	3/31/16 Historical	(a)	(b)	Other Adjustments		Condensed Combined
Assets
Current Assets:
Cash and cash equivalents	$41,379	$6,715	$(6,715)	$(147,587)	$126,632	(c)(e)(f)(g)	$20,424
Accounts receivable, net	34,603	11,385	(11,385)	-	-		34,603
Inventory, less allowances	-	16,830	(16,830)	-	-		-
Available-for-sale securities	6,613	-	-	-	-		6,613
Prepaid expenses and other current assets	5,154	2,993	(2,993)	-	-		5,154
Current assets held for disposition from discontinued operations of wholesale business	103	-	-	-	-		103
Total current assets	87,852	37,923	(37,923)	(147,587)	126,632		66,897

Property and equipment, net	7,529	2,301	(2,301)	-	-		7,529
Intangible assets, net	872,002	400	(400)	145,700	-		1,017,702
Goodwill	313,533	1,455	(1,455)	1,887	-		315,420
Media library, net	-	2,448	(2,448)	-	-		-
Other assets	1,796	2,294	(2,294)	-	-		1,796
Total assets	$1,282,712	$46,821	$(46,821)	$-	$126,632		$1,409,344

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$18,301	$7,427	$(7,427)	$-	$(954	)(e)	$17,347
Deferred license revenue	1,023	-	-	-	3,000	(f)	4,023
Long-term debt, current portion	20,000	-	-	-	6,225	(c)	26,225
Total current liabilities	39,324	7,427	(7,427)	-	8,271		47,595

Long-Term Liabilities:
Long-term debt	518,497	-	-	-	108,037	(c)(d)	626,534
Long-term deferred license revenue	-	-	-	-	13,000	(f)(g)	13,000
Deferred tax liability	185,249	-	-	-	-		185,249
Other long-term liabilities	11,560	-	-	-	-		11,560
Long-term liabilities held for disposition from discontinued operations of wholesale business	667	-	-	-	-		667
Total long-term liabilities	715,973	-	-	-	121,037		837,010
Total liabilities	755,297	7,427	(7,427)	-	129,308		884,605

Stockholders’ Equity:
Preferred stock	-	-	-	-	-		-
Common stock	621	-	-	-	-		621
Additional paid-in capital	497,943	-	-	-	-		497,943
Accumulated other comprehensive loss	(5,477)	-	-	-	-		(5,477)
Accumulated deficit	(39,906)	-	-	-	(2,676	)(d)(e)	(42,582)
Parent’s equity in division	-	37,525	(37,525)	-	-		-
Treasury stock, at cost	(501)	-	-	-	-		(501)
Total Sequential Brands Group, Inc. and Subsidiaries stockholders’ equity	452,680	37,525	(37,525)	-	(2,676)		450,004
Noncontrolling interest	74,735	1,869	(1,869)	-	-		74,735
Total equity	527,415	39,394	(39,394)	-	(2,676)		524,739
Total liabilities and stockholders’ equity	$1,282,712	$46,821	$(46,821)	$-	$126,632		$1,409,344

(a)	Elimination of the Gaiam Brand Holdco, LLC (“GBH”) historical balance sheet. Under a purchase agreement between GBH and Fit for Life LLC (“FFL”), the working capital of GBH was sold to FFL at the time of acquisition.
(b)	Represents preliminary purchase price allocation of the GBH acquisition. The finalization of the Company’s acquisition accounting assessment may result in changes to the valuation of assets acquired, particularly in regards to indefinite-lived intangible assets and goodwill which could be material.
(c)	Represents the incremental increase in debt in connection with the GBH acquisition. The Company paid loan initiation fees of approximately $12.3 million in connection with the refinancing of its existing credit facilities. The loans bear interest, at the Company’s option, at a rate equal to either LIBOR or a base rate plus an applicable margin. Additionally, the Company has capitalized loan initiation fees of $12.3 million and other advisory costs of $0.7 million which is recorded as a reduction to Long-term debt. The entry for this transaction is as follows (in thousands): Dr. Cash $113,989, Cr. Long-term debt, current portion, $6,225, Cr. Long-term debt $107,764.
(d)	Represents additional deferred financing costs associated with the new loan agreements, less the write-off of approximately $0.3 million of existing deferred financing costs due to debt extinguishment. The Company incurred approximately $12.3 million of new deferred financings costs related to loan initiation fees as described in note (c) above and approximately $0.7 million for legal and other costs. The entry for the write-off is as follows (in thousands): Dr. Accumulated Deficit $273, Cr. Long-term Debt $273.
(e)	Includes approximately $3.4 million of acquisition-related costs in connection with the GBH acquisition. The entry for this transaction is as follows (in thousands): Dr. Accumulated Deficit $2,403, Dr. Accounts Payable and Accrued Expenses $954 Cr. Cash $3,357.
(f)	Represents a prepayment received from a licensee upon entering into a long-term license agreement at the date of acquisition. The entry for this transaction is as follows (in thousands): Dr. Cash $15,000, Cr. Deferred license revenue $3,000 Cr. Long-term deferred license revenue $12,000.
(g)	Represents a license option agreement entered into at the date of acquisition. The entry for this transaction is as follows (in thousands): Dr. Cash $1,000, Cr. Long-term deferred license revenue $1,000.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2015

(in thousands, except share and per share data)

	Sequential Brands Group, Inc.	Gaiam Brand Holdco, LLC	Pro Forma Adjustments
	12/31/15 Historical	12/31/15 Historical	Gaiam Brand Holdco, LLC Historical Adjustments		Other Adjustments		Pro Forma Condensed Combined

Revenue	$88,262	$130,545	$(130,545	)(a)	$23,333	(c)	$111,595

Cost of goods sold	-	73,684	(73,684	)(a)	-		-

Gross profit	88,262	56,861	(56,861	)(a)	23,333		111,595

Operating expenses	58,611	47,920	(25,964	)(f)	-	(d)	80,567

Income from operations	29,651	8,941	(30,897)		23,333		31,028

Other income (expense)	1,133	(392)	-		-		741

Interest expense	29,725	-	-		25,530	(e)	55,255

Income (loss) before income taxes	1,059	8,549	(30,897)		(2,197)		(23,486)

(Benefit from) provision for income taxes	(1,357)	68	(68	)(b)	3,583	(b)	2,226

Income (loss) from continuing operations	2,416	8,481	(30,829)		(5,780)		(25,712)
	-
Net income attributable to noncontrolling interest	(5,287)	(22)	22	(a)	-		(5,287)

Net (loss) income attributable to Sequential Brands Group, Inc. and Subsidiaries	$(2,871)	$8,459	$(30,807)		(5,780)		$(30,999)

Basic and diluted loss per share:

Attributable to Sequential Brands Group, Inc. and Subsidiaries	$(0.07)						$(0.75)

Weighted-average common shares outstanding	41,177,523	-	-		-		41,177,523

(a)	Effect of converting an operating business to a licensing model.
(b)	The proforma tax provision is different from the statutory tax rate because the company expects to maintain a full valuation allowance against its deferred tax assets and would not have recognized a tax benefit on losses contributed by Gaiam Brand Holdco, LLC. In addition, the Company will continue to recognize taxable temporary differences related to indefinite-lived trademarks, which are currently amortized for tax purposes and will reverse when such assets are disposed of or impaired. Gaiam Brand Holdco, LLC will generate additional taxable temporary differences from tax amortization of acquired indefinite-lived trademarks. The proforma tax provision reflects the additional deferred tax expense from these acquired indefinite-lived trademarks.
(c)	Represents contractual guaranteed minimum royalties and amortization of prepaid amounts for the GBH business that related to licensing agreements entered into at the date of acquisition.
(d)	The Company incurred acquisition-related costs incurred in connection with the Gaiam acquisition of approximately $3.4 million which is not reflected in this pro forma income statement.
(e)	Adjustment to Interest Expense as if the loans entered into as part of the acquisition had been in effect beginning on January 1, 2015.
(f)	Adjustment for specifically identifiable costs associated with the revenue-producing activity of Gaiam Brand Holdco, LLC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2016

(in thousands, except share and per share data)

	Sequential Brands Group, Inc.	Gaiam Brand Holdco, LLC	Pro Forma Adjustments
	3/31/16 Historical	3/31/16 Historical	Gaiam Brand Holdco, LLC Historical Adjustments		Other Adjustments		Pro Forma Condensed Combined

Revenue	$34,008	$21,913	$(21,913	)(a)	$5,833	(c)	$39,841

Cost of goods sold	-	12,024	(12,024	)(a)	-		-

Gross Profit	34,008	9,889	(9,889	)(a)	5,833		39,841

Operating expenses	21,977	12,371	(7,308	)(f)	(954	)(d)	26,086

Income (loss) from operations	12,031	(2,482)	(2,581)		6,787		13,775

Other income (expense)	93	(399)	-		-		(306)

Interest expense	10,690	-	-		3,022	(e)	13,712

Income (loss) before income taxes	1,434	(2,881)	(2,581)		3,765		(263)

Provision for (benefit from) income taxes	399	(12)	12	(b)	896	(b)	1,295

Income (loss) from continuing operations	1,035	(2,869)	(2,593)		2,869		(1,558)

Net (income) loss attributable to noncontrolling interest	(2,110)	15	(15)		-		(2,110)

Net loss attributable to Sequential Brands Group, Inc. and Subsidiaries	$(1,075)	$(2,854)	$(2,608)		$2,869		$(3,668)

Basic and diluted loss per share:

Attributable to Sequential Brands Group, Inc. and Subsidiaries	$(0.02)						$(0.06)

Basic weighted-average common shares outstanding	61,209,868	-	-		-		61,209,868

(a)	Effect of converting an operating business to a licensing model.
(b)	The proforma tax provision is different from the statutory tax rate because the company expects to maintain a full valuation allowance against its deferred tax assets and would not have recognized a tax benefit on losses contributed by Gaiam Brand Holdco, LLC (“GBH”). In addition, the Company will continue to recognize taxable temporary differences related to indefinite-lived trademarks, which are currently amortized for tax purposes and will reverse when such assets are disposed of or impaired. GBH will generate additional taxable temporary differences from tax amortization of acquired indefinite-lived trademarks. The proforma tax provision reflects the additional deferred tax expense from these acquired indefinite-lived trademarks.
(c)	Represents contractual guaranteed minimum royalties and amortization of prepaid amounts for the GBH business that related to licensing agreements entered into at the date of acquisition.
(d)	The adjustment relates to eliminating deal costs incurred for the GBH acquisition of approximately $1.0 million that would have been incurred on January 1, 2015 had the acquisition closed on January 1, 2015.
(e)	Adjustment to Interest Expense as if the loans entered into as part of the acquisition had been in effect beginning on January 1, 2015.
(f)	Adjustment for specifically identifiable costs associated with the revenue-producing activity of GBH.